EXHIBIT 4.5

October 29, 2003

SouthTrust Bank

Corporate Trust Department

79 West Paces Ferry Road, N.W.

Atlanta, Georgia 30305

Attn: Virginia Petty

Re:	Wells Real Estate Investment Trust II, Inc. Escrow Agreement for Pennsylvania Subscribers

Ladies and Gentlemen:

Wells Real Estate Investment Trust II, Inc., a Maryland corporation, (the “Company”) is the issuer for an offering of up to 785,000,000 shares of Common Stock, par value $.01 per share (the “Shares”), pursuant to a registration statement originally filed on Form S-11 with the Securities and Exchange Commission on July 15, 2003, File No. 333-107066. Wells Investment Securities, Inc., a Georgia corporation (the “Dealer Manager”), will act as Dealer Manager for the offering of the Shares. The Company will sell a minimum of 250,000 Shares to the public at a price of $10.00 per Share, for a total minimum capital raised of $2,500,000 (the “Required Capital”). In connection with the offering, the Commonwealth of Pennsylvania requires the Company to have raised a minimum of $200,000,000 prior to the acceptance of subscription payments from Pennsylvania investors (the “Pennsylvania Minimum”). The Pennsylvania Minimum must be satisfied within 120 days (or subsequent 120-day periods, as set forth in section 3) from the receipt of any instruments of payment, as defined below, from an investor in the Commonwealth of Pennsylvania. The Company hereby appoints SouthTrust Bank, a state banking institution organized and existing under the laws of the State of Alabama (“Escrow Agent”), as escrow agent for purposes of holding the proceeds from the sale of the Shares in the Commonwealth of Pennsylvania, and the Company shall deposit with Escrow Agent such proceeds to be held by Escrow Agent on the terms and conditions hereinafter set forth below:

1. Pennsylvania investors subscribing to purchase the Shares will be instructed by the Dealer Manager or any soliciting dealers to remit the purchase price in the form of checks (hereinafter called “instruments of payment”) payable to the order of, or funds wired in favor of, “Wells Real Estate Investment Trust II, Inc.” By noon of the next business day after receipt of instruments of payment from the offering, the Company will send to Escrow Agent: (a) each subscriber’s name, address, tax identification number, number of Shares to be purchased and purchase price remitted, and (b) the instruments of payment from such subscribers for deposit into the deposit account entitled “SouthTrust Bank, as Escrow Agent for Wells Real Estate Investment Trust II, Inc.-Pennsylvania Account” (the “Pennsylvania Escrow Account”), which deposit shall occur within one business day after Escrow Agent receives such materials.

2. The aforesaid instruments of payment are to be promptly processed for collection by Escrow Agent following deposit by the Company into the Pennsylvania Escrow Account. The proceeds thereof are to be held in the Pennsylvania Escrow Account until such funds are either returned to the subscribers in accordance with paragraph 3 hereof or otherwise disbursed in accordance with paragraph 6 hereof. In the event any of the instruments of payment are returned to Escrow Agent for nonpayment prior to receipt by the Company of the Pennsylvania Minimum, Escrow Agent shall promptly notify the Dealer Manager in writing of such nonpayment, and Escrow Agent is authorized to debit the Pennsylvania Escrow Account in the amount of such return payment as well as any interest earned on the investment represented by such payment and return to the Company the returned item.

3. In the event that at the close of business on the date exactly 120 days from the date of receipt of the first instruments of payment from an investor in the Commonwealth of Pennsylvania (the “Initial Expiration Date”), which date will be communicated to the Escrow Agent in writing as soon as possible after determination, the Company will, within 10 days of the end of the Initial Expiration Date, notify the investors whose funds are held in the Pennsylvania Escrow Account of their right to receive a refund, without interest. If a Pennsylvania investor requests a refund within 10 days of receiving the notice, the Company shall so notify the Escrow Agent, and Escrow Agent shall promptly return by check the funds deposited in the Pennsylvania Escrow Account, or shall return the instruments of payment delivered to Escrow Agent if such instruments have not been processed for collection prior to such time, directly to each subscriber at the address given to the Company, but in any event within 15 calendar days from the date the Company received the refund request, as notified by the Company to Escrow Agent. Amounts held in the Pennsylvania Escrow Account from Pennsylvania investors not requesting a refund will continue to be held for subsequent 120-day periods (the “Subsequent Escrow Periods”) until the Pennsylvania Minimum is received; provided that at the end of each Subsequent Escrow Period (each, a “Subsequent Expiration Date”), the Company will again notify investors of their right to receive refunds with interest from the day after the Initial Expiration Date subject to the same time periods enumerated above. With respect to any Pennsylvania investor requesting a refund after any Subsequent Escrow Period, Escrow Agent agrees to use its best efforts to obtain an executed IRS Form W-9 from such subscriber. Promptly following each Subsequent Expiration Date, and in any event no later than the next business day after each Subsequent Expiration Date or as soon as possible thereafter, Escrow Agent shall promptly return by check the funds deposited in the Pennsylvania Escrow Account, or shall return the instruments of payment delivered to Escrow Agent if such instruments have not been processed for collection prior to such time, directly to each subscriber so requesting a refund at the address given to the Company. Included in the remittance shall be a proportionate share of the income earned in the account from the day after the Initial Expiration Date and allocable to each such subscriber’s investment in accordance with the terms and conditions specified in paragraph 7 hereof, except that in the case of subscribers who have not provided to Escrow Agent an executed Form W-9, Escrow Agent shall withhold a portion of the earnings attributable to those subscribers at the applicable rate in accordance with Section 3406 of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, Escrow Agent shall not be required to remit any payments until funds represented by such payments have been collected by Escrow Agent.

In the event that the Company rejects any subscription for which Escrow Agent has already collected funds, Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Company rejects any subscription for which Escrow Agent has not yet collected funds but have submitted the subscriber’s check for collection, Escrow Agent shall promptly issue a check in the amount of the subscriber’s check to the rejected subscriber after Escrow Agent has cleared such funds. If Escrow Agent has not yet submitted a rejected subscriber’s check for collection, Escrow Agent shall promptly remit the subscriber’s check directly to the subscriber.

4. Following receipt by the Company of the Pennsylvania Minimum, the Company shall notify the Escrow Agent of such fact in writing within one business day of such receipt.

5. Prior to the disbursement of funds deposited in the Pennsylvania Escrow Account in accordance with the provisions of paragraph 3 or 6 hereof, Escrow Agent shall invest all of the funds deposited in the Pennsylvania Escrow Account in “Short-term Investments” (as defined below) as directed by the Company, and Escrow Agent is further authorized and Escrow Agent agrees to reinvest all earnings and interest derived therefrom in any of the Short-term Investments specified below as directed by the Company. In the absence of written direction from the Company, funds deposited in the Pennsylvania Escrow Account will be invested in the SouthTrust U.S. Treasury Money Market Fund. In the event that instruments of payment are returned to Escrow Agent for nonpayment, Escrow Agent is authorized to debit the Pennsylvania Escrow Account in accordance with paragraph 2 hereof.

“Short-term Investments” include obligations of, or obligations guaranteed by, the United States government or bank money-market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as a depository or custodian for any such funds, including, without limitation, such certificates or instruments of the Escrow Agent, which mature on or before the Expiration Date, unless such instrument cannot be readily sold or otherwise disposed of for cash by the Expiration Date without any dissipation of the offering proceeds invested.

The following securities are not permissible investments:

(a) corporate equity or debt securities;

(b) repurchase agreements;

(c) bankers’ acceptances;

(d) commercial paper; and

(e) municipal securities.

6. All disbursements from the Pennsylvania Escrow Account, except for disbursements under the provisions of paragraph 3 hereof, shall be made by Escrow Agent only pursuant to the provisions of this paragraph 6. Except for disbursements authorized upon court order, Escrow Agent shall hold all funds in the Pennsylvania Escrow Account until (i) the date Escrow Agent receives notification from the Company of receipt of the Pennsylvania Minimum pursuant to paragraph 4, and (ii) receipt of letter instructions from the Company directing disbursements of such funds to the Company. In disbursing such funds, Escrow Agent is authorized to rely solely upon such notification and letter instructions which Escrow Agent receives from the Company whether or not such notification and instructions are correct, true or authentic; provided that, if in Escrow Agent’s opinion such letter instructions from the Company are unclear, Escrow Agent is authorized to rely upon the legal counsel to the Company in distributing such funds to the effect that distribution of the funds is authorized by the letter instructions of the Company and that distribution of the funds in that manner is authorized by and in compliance with such letter. However, Escrow Agent shall not be required to disburse any funds attributable to instruments of payment which have not been collected by Escrow Agent, provided that Escrow Agent shall use its best efforts to promptly collect such funds after receipt of disbursement instructions from the Company in accordance with this paragraph, and shall disburse such funds in compliance with the disbursement instructions from the Company.

7. In the event the offering of Shares terminates prior to the Company’s receipt of the Pennsylvania Minimum, income earned subsequent to the Initial Expiration Date on subscription proceeds deposited in the Pennsylvania Escrow Account (“Escrow Income”) shall be remitted to subscribers in compliance with paragraph 3. Each subscriber’s pro rata portion of Escrow Income shall be determined by the Company as follows: The total amount of Escrow Income shall be multiplied by a fraction, the numerator of which is determined by multiplying the number of Shares purchased by said subscriber times the number of days, if any, said subscriber’s proceeds are invested subsequent to the Initial Expiration Date but prior to termination of the offering, and the denominator of which is the total of the numerators for all such subscribers; provided that if the offering of Shares terminates prior to the Initial Expiration Date, Escrow Agent will remit to subscribers funds received in compliance with paragraph 3. The Company shall reimburse Escrow Agent for escrow expenses attributable to subscribers who are Pennsylvania investors. Escrow Agent shall promptly remit all such Escrow Income in accordance with paragraph 3. Income earned that is not required to be remitted to subscribers shall first be used to offset any fees or expenses of Escrow Agent and then be remitted to the Company.

8. As compensation for serving as Escrow Agent hereunder, Escrow Agent shall receive a fee, as set forth on Schedule A attached hereto.

9. In performing any of Escrow Agent’s duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default, breach of trust, or gross negligence, and accordingly Escrow Agent shall not incur any such liability with respect to any action taken or omitted (1) in good faith upon advice of Escrow Agent’s counsel given with respect to any questions relating to Escrow Agent’s duties and responsibilities under this Escrow Agreement, or (2) in reliance upon any instrument, including any written instrument or instruction provided for in this Escrow Agreement, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform to the provisions of this Escrow Agreement.

10. The Company hereby agrees to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including the reasonable cost of attorneys’ fees and expenses and disbursements, that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with Escrow Agent’s acceptance of appointment as the Escrow Agent hereunder, or the performance of Escrow Agent’s duties hereunder, including any litigation arising from this Escrow Agreement or involving the subject matter hereof, except where such losses, claims, damages, liabilities and expenses result from willful default, breach of trust or gross negligence.

11. In the event of a dispute between the parties hereto sufficient in Escrow Agent’s discretion to justify doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in Escrow Agent hands under this Escrow Agreement, together with such legal pleadings as Escrow Agent deems appropriate, and thereupon be discharged from all further duties and liabilities under this Escrow Agreement. In the event of any uncertainty as to Escrow Agent’s duties hereunder, Escrow Agent may refuse to act under the provisions of this Escrow Agreement pending order of a court of competent jurisdiction and Escrow Agent shall have no liability to the Company or to any other person as a result of such action. Any such legal action may be brought in such court as Escrow Agent shall determine to have jurisdiction thereof. The filing of any such legal proceedings shall not deprive Escrow Agent of compensation earned prior to such filing.

12. All written notices and letters required hereunder to Escrow Agent shall only be effective if delivered personally or by certified mail, return receipt requested to SouthTrust Bank, Corporate Trust Department, 79 West Paces Ferry Road, N.W., Atlanta, Georgia, 30305, Attn: Virginia Petty. All written notices and letters required hereunder to the Company or the Dealer Manager shall only be effective if delivered personally or by certified mail, return receipt requested to Leo F. Wells, III, 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092.

13. This Escrow Agreement shall be governed by the laws of the State of Georgia as to both interpretation and performance.

14. The provisions of this Escrow Agreement shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

15. The Company hereby acknowledges that Escrow Agent is serving as escrow agent only for the limited purposes herein set forth, and hereby agrees that it will not represent or imply that Escrow Agent, by serving as escrow agent hereunder or otherwise, has investigated the desirabilities or advisability of investment in the Company, or has approved, endorsed or passed upon the merits of the Shares or the Company. The Company further agrees to instruct the Dealer Manager, and each of its representatives, and any other representative who may offer Shares to persons from time to time, that they shall not represent or imply that Escrow Agent has investigated the desirability or advisability of investment in the Company, or has approved, endorsed or passed upon the merits of the Shares or the Company, nor shall they use Escrow Agent’s name in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that Escrow Agent has agreed to serve as escrow agent for the limited purposes herein set forth.

16. This Escrow Agreement and any amendment hereto may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original.

17. In the event that Escrow Agent receives instruments of payment (or wired funds) after the Pennsylvania Minimum has been received and the proceeds of the Pennsylvania Escrow Account have been distributed to the Company, Escrow Agent is hereby authorized to deposit such instruments of payment to any deposit account as directed by the Company. The application of said funds into a deposit account directed by the Company shall be a full acquittance to Escrow Agent and Escrow Agent shall not be responsible for the application of said funds.

18. Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound or incur any liability with respect to any other agreements or understanding between any other parties, whether or not the Escrow Agent has knowledge of any such agreements or understandings.

19. Indemnification provisions set forth herein shall survive the termination of this Escrow Agreement.

20. Upon acceptance and distribution of funds from Pennsylvania investors, this Escrow Agreement shall terminate and Escrow Agent shall have no further responsibility or liability with regard to the terms of this Escrow Agreement.

21. Escrow Agent has no responsibility for accepting, rejecting or approving subscriptions.

22. This Escrow Agreement shall not be modified, revoked, released or terminated unless reduced to writing and signed by all parties hereto, subject to the following paragraph.

Should, at any time, any attempt be made to modify this Escrow Agreement in a manner that would increase the duties and responsibilities of Escrow Agent or to modify this Escrow Agreement in any manner which Escrow Agent shall deem undesirable, or at any other time, Escrow Agent may resign by notifying the Company in writing, by certified mail, and until (i) the acceptance by a successor escrow agent as shall be appointed by the Company; or (ii) thirty (30) days following the date upon which notice was mailed, whichever occurs sooner, Escrow Agent’s only remaining obligation shall be to perform its duties hereunder in accordance with the terms of the Escrow Agreement.

23. Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to the Company. Such resignation shall be effective on the date specified in such notice which shall be not less than thirty (30) days after such written notice has been given. Escrow Agent shall have no responsibility for the appointment of a successor escrow agent. Unless otherwise provided in this Escrow Agreement, final termination of this Escrow Agreement shall occur on the date that all funds held in the Pennsylvania Escrow Account are distributed either (a) to the Company pursuant to paragraph 6 hereof, or (b) to subscribers pursuant to paragraphs 3 and 7 hereof.

24. Escrow Agent may be removed for cause by the Company by written notice to the Escrow Agent effective on the date specified in such notice. The removal of Escrow Agent shall not deprive Escrow Agent of its compensation earned prior to such removal.

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Agreed to as of the 29th day of October, 2003.

WELLS REAL ESTATE INVESTMENT TRUST II, INC. A Maryland Corporation

Attest:	By:
Leo F. Wells, III
President

WELLS INVESTMENT SECURITIES, INC. A Georgia Corporation

Attest:	By:
Philip M. Taylor
President

The terms and conditions contained above are hereby accepted and agreed to by:

SOUTHTRUST BANK Escrow Agent

Attest:	By:
Name:	Virginia Petty Vice President and Trust Officer
Title:

SCHEDULE A TO

ESCROW AGREEMENT FOR

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

Schedule of Fees - Escrow Agency

SouthTrust Bank

Acceptance fee	$250.00		(Due upon execution of Escrow Agreement	)

Preparation of receipts,	$2.50	each
Return of subscription price to investors	$25.00	each
Each disbursement of funds over one per qtr -	$10.00

Charges for filing reports or information as may be required by Internal Revenue Service regulations or for the performance of any services not contemplated at the time of opening the account, or not of a routine administrative nature, or not specifically covered in this schedule, will be determined by appraisal.

The above transaction charges and actual out-of-pocket expenses such as counsel fees and expenses, cost of special checks, postage, insurance, telephone, telegraph, etc. will be billed at cost.